                                                                   Exhibit 10.16


                             CONSULTING AGREEMENT

                                by and between

                            TWIN LABORATORIES INC.

                                      and

                                DAVID BLECHMAN

                                  Dated as of

                                  May 7, 1996

                             CONSULTING AGREEMENT
                             --------------------

          This CONSULTING AGREEMENT ("Agreement") is made and entered into as of May 7, 1996, by and between Twin Laboratories Inc., a Utah corporation formerly known as Natur-Pharma Inc. ("Twin"), and David Blechman, an individual currently residing at 17927 Lake Estates Drive, Boca Raton, Florida 33496 (the "Consultant"). As used herein, the term "Company" shall refer, individually and/or collectively, as applicable, to TLG Laboratories Holding Corp., a Delaware corporation ("Holding"), and its existing and future subsidiaries, including but not limited to Twin and Advanced Research Press, Inc., a New York corporation ("ARP").



                             W I T N E S S E T H:
                             - - - - - - - - - -



          WHEREAS, on the date hereof, Holding will acquire all of the outstanding capital stock of Twin, and subsequently Twin Laboratories Inc., a New York corporation ("Old Twin"), Twinlab Export Corp. ("Export"), Twinlab Specialty Corporation ("Specialty"), Alvita Products, Inc. ("Alvita"), ARP and
B. Bros. Realty Corporation ("B. Bros.") (Twin, Old Twin, Export, Specialty, Alvita, ARP and B. Bros. being referred to collectively as the "Companies") will merge with Twin or Natur-Pharma II, Inc., a subsidiary of Twin, all as more fully described in the Stock Purchase and Sale Agreement dated as of March 5, 1996, as amended (the "Purchase Agreement"), by and among David Blechman, Jean Blechman, Brian Blechman, Neil Blechman, Ross Blechman, Steve Blechman, Dean Blechman, Stephen Welling, Holding, Natur-Pharma Inc. and Green Equity Investors II, L.P. ("Green");

          WHEREAS, Consultant was a founder of certain of the Companies and, prior to the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), Consultant served on the board of directors and as an executive officer of certain of the Companies, and as a result of such service in those capacities, Consultant has obtained extensive knowledge of and experience in the Company's business, including, but not limited to, the developing, manufacturing, marketing, selling and/or distributing of vitamins, minerals, nutritional supplements, herbal products, phytonutrients and herb teas, the publication of related health, fitness and bodybuilding publications, and activities relating to the foregoing, throughout the United States and internationally; and

          WHEREAS, Twin has requested the Consultant to provide his services to the Company in such matters as shall from time to time hereafter be requested by the Company following the Closing, on the terms and conditions set forth herein;

          NOW, THEREFORE, Twin and the Consultant, each intending to be legally bound, hereby mutually covenant and agree as follows:

                                   ARTICLE I

                                  Definitions
                                  -----------

          The following terms used in this Agreement shall have the meanings set forth below.

          1.1    "Accrued Obligations" shall mean, as of any date, the sum of
(A) the aggregate Consulting Fees payable to the Consultant hereunder as of such date to the extent accrued but not theretofore paid plus (B) all expense
                                                    ----
reimbursements and other cash entitlements payable to the Consultant hereunder as of such date to the extent accrued but not theretofore paid.

          1.2    "Board" shall mean the board of directors of Holding.

          1.3    "Competitor" shall have the meaning set forth in Section 4.3.

          1.4    "Confidential Material" shall have the meaning set forth in
Section 4.2.

          1.5 "Consulting Fee" shall mean the annual retainer in the amount set forth in Section 3.1.

          1.6 "Control" (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

          1.7 "Disability" shall mean the inability of the Consultant to perform the Services in all material respects by reason of a physical or mental disability or infirmity, which inability has continued for a period of nine months, whether or not consecutive, occurring within any period of twelve consecutive months.

          1.8 "Person" shall mean an individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, other entity or governmental or other agency or political subdivision thereof.

          1.9 "Plans" shall mean the insurance plans covering the Consultant as of the date hereof, which are set forth in Exhibit A hereto, or other plans
                                              ---------
consented to by the Consultant providing the Consultant with substantially similar benefits, which consent shall not be unreasonably withheld.

          1.10   "Services" shall have the meaning set forth in Section 2.1.

          1.11 "Term" shall have the meaning set forth in Section 2.2 and shall include any extension as set forth therein.

                                  ARTICLE II

                            Consultancy Engagement
                            ----------------------

          2.1    Engagement.  Twin hereby engages the Consultant to provide such
                 ----------
advice to, and perform such consultative services for, the Company as may be reasonably requested by the Company from time to time during the Term (collectively, the "Services"), and the Consultant hereby agrees to accept such engagement, in accordance with the terms and conditions set forth in this Agreement. The Consultant shall be available to render such advisory and consultative services up to four (4) hours per week, but no more than one hundred and eighty four (184) hours in any fifty-two (52) week period during the Term. Such services will be performed during normal business hours, Monday through Friday, national and Florida or New York State holidays excepted, and subject to reasonable absences for vacation and personal reasons (with respect to any particular week).

          2.2    Term.  The Term shall commence on the date hereof and shall
                 ----
end, unless extended by mutual agreement of the parties or unless sooner terminated pursuant to Section 5.1 hereof, on the fifth anniversary of the date hereof.

          2.3    Performance.  During the Term, the Consultant shall take such
                 -----------
actions as are reasonably necessary to provide the Services consistent with his engagement as set forth in Section 2.1 hereof.

          2.4    Independent Contractor Status.  Consultant shall perform the
                 -----------------------------
Services under this Agreement as an independent contractor and not as an employee of the Company. Except to the extent set forth in Article III hereof, Consultant shall not be entitled to social security, unemployment or other benefits made available to employees of the Company.

                                  ARTICLE III

                                 Remuneration
                                 ------------

          3.1    Consulting Fee.  As consideration for the Consultant's
                 --------------
agreement to provide the Services pursuant to this Agreement, Twin shall pay the Consultant a Consulting Fee of ONE HUNDRED THOUSAND DOLLARS ($100,000) per calendar year (pro rated for any partial calendar year) during the Term, payable in accordance with Old Twin's regular payroll practices prior to the Closing. Such fee shall be paid without regard to the number of hours of Services actually provided pursuant to the terms hereof if the Company does not request the Consultant to provide the maximum number of hours contemplated by Section 2.1.

          3.2    Insurance.  In addition to the Consulting Fee, during the Term
                 ---------
(and thereafter to the extent provided in Section 5.1), the Consultant shall also be entitled to participate in the Plans in accordance with their terms.

          3.3    Materials and Expenses.  The Company shall supply Consultant
                 ----------------------
with all materials, instruments or equipment which the Consultant may reasonably require, and Consultant may make use of the time and services of such employees of the Company as is reasonably required, in order to provide the Services.

          3.4    Reimbursement of Expenses.  Twin shall reimburse the Consultant
                 -------------------------
in respect of any reasonable out-of-pocket expenses incurred by him in providing the Services, including, but not limited to, first class travel if the Company requests the Consultant to provide the Services outside the State of Florida.

          3.5    Indemnification.  The Consultant shall be indemnified by Twin
                 ---------------
against reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of any action, suit, investigation or proceeding or similar legal activity, regardless of whether criminal, civil, administrative or investigative in nature, to which he is made a party by reason of his then providing or having provided Services to the Company hereunder; provided, that no indemnification
                                            --------
shall be provided in respect of any matter as to which (i) the Consultant shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, as to which the Consultant had reasonable cause to believe that his conduct was unlawful or (ii) the Consultant's action or inaction constituted gross negligence or willful misconduct. Such right of indemnification will not be deemed exclusive of any other rights to which the Consultant may be entitled under Holding's or any of its subsidiaries' respective Articles or Certificate of Incorporation or By-laws, as in effect from time to time, any agreement or otherwise. Twin shall (upon receipt by Twin of an undertaking by or on behalf of the Consultant to repay the expenses described in this Section if it shall ultimately be determined that he is not entitled to be indemnified by Twin against such expenses) pay reasonable expenses, including attorney's fees, incurred by the Consultant in defending any threatened, pending or completed action, suit or proceeding or appearing as a witness at a time when he has not been named as a defendant or respondent with respect thereto in advance of the final disposition of any such action, suit or proceeding.

                                  ARTICLE IV

                          Covenants of the Consultant
                          ---------------------------

          4.1    Non-Interference.  During the Term (which for this Section 4.1
                 ----------------
shall mean the period from the Agreement Date through the fifth anniversary of the date of this Agreement) and for a period of two years thereafter (the "Non-Solicitation Period"), the Consultant agrees to refrain from, directly, indirectly or as an agent on behalf of or in conjunction with any Person, soliciting (i) or encouraging (other than employee referrals and similar activities consistent with past practice) any employee of the Company who is employed in an executive, managerial, administrative or professional capacity or who possesses Confidential Material (as defined below), to leave the employment of the Company or (ii) any customer of the Company on behalf of any Competitor (as defined below) or any other business.

          4.2    Nondisclosure of Confidential Material.  In the performance of
                 --------------------------------------
his duties, the Consultant has previously had, and may be expected in the future to have, access to confidential records and information, including, but not limited to, development, marketing, purchasing, organizational, strategic, financial, managerial, administrative, manufacturing, production, distribution and sales information, data, specifications and processes presently owned or at any time hereafter developed by the Company, agents or consultants or used presently or at any time hereafter in the course of the business of the Company, that are not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and has been and/or will be disclosed to the Consultant in confidence, and the Consultant acknowledges that, as a consequence of his consultancy for the Company, the Consultant will have access to and become acquainted with Confidential Material. Except in the performance of his duties to the Company, the Consultant shall not, during the Term and at all times thereafter, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to or containing Confidential Material, which the Consultant has prepared, used or encountered or shall in the future prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential

Material. Upon termination of this Agreement, or whenever requested by the Company, the Consultant shall promptly deliver to the Company any and all of the Confidential Material and copies thereof, not previously delivered to the Company, that may be in the possession or under the control of the Consultant. The foregoing restrictions shall not apply to the use, divulgence, disclosure or grant of access to Confidential Material to the extent, but only to the extent,
(i) expressly permitted or required pursuant to any other written agreement between or among the Consultant and the Company, (ii) such Confidential Material has been publicly disclosed (not due to a breach by the Consultant of his obligations hereunder or by breach of any other person of a fiduciary or confidential obligation to the Company, or (iii) the Consultant is required to disclose Confidential Material by or to any court of competent jurisdiction or any governmental or quasi-governmental agency, authority or instrumentality of competent jurisdiction, provided, that the Consultant shall, prior to any such
                        --------
disclosure, immediately notify the Company of such requirement and provided
                                                                   --------
further, that the Company shall have the right, at its expense, to object to
- -------
such disclosures and to seek confidential treatment of any Confidential Material to be so disclosed on such terms as it shall determine.

          4.3    Non-Competition.  The Consultant shall not, during the Term
                 ---------------
(which for this Section 4.3 shall mean the period from the date of this Agreement through the fifth anniversary of the date of this Agreement), directly or indirectly, own, manage, operate, join or Control or participate (or serve as a consultant or in a similar position) in the ownership, management, operation or Control of, any business, entity, firm, partnership, corporation or other Person, whether private, governmental or quasi-governmental, other than the Company, which is engaged, directly or indirectly, anywhere in the world, in (i) the business of developing, manufacturing, marketing, selling and/or distributing of vitamins, minerals, nutritional supplements (including, without limitation, amino acids and proteins), herbal products, phytonutrients or herb teas, (ii) the publication of related health, fitness or bodybuilding publications, or (iii) any other business engaged in or being developed by the Company, or being actively considered by management of the Company, at the time of the termination of the Consultant's engagement hereunder (a "Competitor"); provided, however, that nothing in this Agreement
                            --------  -------
shall preclude the Consultant from serving on the board of directors of any company with the prior consent of the Board or from owning less than 5% of any class of publicly traded equity of any Competitor.

          4.4    Enforcement.
                 -----------

          (a) The Consultant acknowledges that violation of any of the covenants and agreements set forth in this Article IV would cause the Company irreparable damage for which the Company cannot be reasonably compensated in damages in an action at law, and therefore in the event of any breach by the Consultant of this Article IV, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies shall be unrestricted. This Article IV shall survive termination of this Agreement for any reason whatsoever.

          (b) If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather the Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly. In particular, if any of the covenants or agreements set forth in this Article IV, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, or otherwise, the parties hereby expressly agree that the court making such determination shall have the power to reduce the duration and/or the areas of such provision or otherwise limit any such provision and, in its reduced form, said provision shall then be enforceable.

          (c) The Consultant understands that the provisions of this Article IV may limit his ability to earn a livelihood in a business similar to the business of the Company but nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company; (ii) such provisions contain reasonable limitations as to time and the scope of activity to be restrained; and (iii) the consideration provided under this Agreement is sufficient to compensate the Consultant for the restrictions contained in this
Article IV. In consideration of the foregoing and in light of the Consultant's education, skills and abilities, the Consultant agrees that he will not assert, and it should not be considered, that any provisions of this Article IV prevented him from earning a living or otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

          (d) Each of the covenants of this Article IV is given by the Consultant as part of the consideration for this Agreement and as an inducement to Twin to enter into this Agreement and accept the obligations hereunder.

                                   ARTICLE V

                                  Termination
                                  -----------

          5.1    Termination of Agreement.  This Agreement shall terminate as
                 ------------------------
provided in Section 2.2 hereof; provided, however, that (i) this Agreement shall
                                --------  -------
terminate automatically upon the death of the Consultant and (ii) the Consultant's engagement hereunder may be terminated for Disability, upon at least 30 days' prior written notice from the Board to the Consultant. Upon any termination of this Agreement, all payments (except as provided in Section 5.2 hereof) to the Consultant shall cease, provided, that in the event of a
                                       --------
termination of this Agreement due to Disability, the Consultant shall be entitled to continued participation in the Plans until the fifth anniversary of the date hereof.

          5.2    Obligations of Twin Upon Expiration of the Term or Other
                 --------------------------------------------------------
Termination.  Twin shall pay to the Consultant all Accrued Obligations in a lump
- -----------
sum within 10 days after the date of expiration of the Term or other termination of Consultant's engagement hereunder.

                                  ARTICLE VI

                                 Miscellaneous
                                 -------------

          6.1    Binding Effect.  This Agreement shall be binding upon and inure
                 --------------
to the benefit of the heirs and representatives of the Consultant and the successors and assigns of Twin. Twin shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of assets or stock, liquidation, or otherwise), by agreement in form and substance reasonably satisfactory to the Consultant, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Twin would be required to perform this Agreement if no such succession had taken place. Regardless of whether such agreement is executed, this Agreement shall be binding upon any successor of Twin in accordance with the operation of law, and such successor shall be deemed to be "Twin" or the "Company", as appropriate, for purposes of this Agreement.

          6.2    Notices.  All notices, requests, demands and other
                 -------
communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)    if to the Board, the Company or Twin, to:

                              Twin Laboratories Inc.
                              2120 Smithtown Avenue
                              Ronkonkoma, New York  11779
                              Attention:  Philip Kazin

                 with a copy to:

                              Green Equity Investors II, L.P.
                              c/o Leonard Green & Partners, LP
                              333 South Grand Avenue, Suite 5400
                              Los Angeles, California 90071
                              Attention:  Ms. Jennifer Holden Dunbar

          (b)    if to the Consultant, to:

                              David Blechman
                              17927 Lake Estates Drive
                              Boca Raton, Florida 33496

                 with a copy to:

                              Bud G. Holman, Esq.
                              Kelley Drye & Warren
                              101 Park Avenue
                              New York, New York 10178

Any such address may be changed by written notice sent to the other party at the last recorded address of that party.

          6.3    No Assignment; No Third Party Beneficiaries.  Except as
                 -------------------------------------------
otherwise expressly provided in Section 6.1 herein, this Agreement is not assignable by any party, and no payment to be made hereunder shall be subject to alienation, sale, transfer, assignment, pledge, encumbrance or other charge. Except for Holding and its existing and future subsidiaries, no Person shall be, or deemed to be, a third party beneficiary of this Agreement.

          6.4    Execution in Counterparts.  This Agreement may be executed by
                 -------------------------
the parties hereto in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

          6.5    Jurisdiction and Governing Law.  Jurisdiction over disputes
                 ------------------------------
with regard to this Agreement shall be exclusively in the courts of the State of New York, and this Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of New York, other than the conflict of laws provisions of such laws.

          6.6    Entire Agreement; Amendment.  Except as otherwise provided in
                 ---------------------------
Section 3.2 hereof, this Agreement and the Exhibits attached hereto (together with a certain letter agreement dated as of March 5, 1996 among the Consultant, the Consultant's spouse and Green) embody the entire understanding of the parties hereto, and supersede all other oral or written agreements or understandings between them, regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing, signed by both of the parties hereto.

          6.7    Headings.  The headings in this Agreement are for convenience
                 --------
of reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

          6.8    Survival.  Notwithstanding anything to the contrary herein,
                 --------
Section 3.5, Article IV, Section 5.1 (second sentence thereof only), Section 5.2 and Article VI of this Agreement shall survive termination of this Agreement for any reason whatsoever.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                        TWIN LABORATORIES INC.


                             /s/ Ross Blechman
                        ________________________
                        By:  Ross Blechman
                        Its: President


                            /s/ David Blechman
                        By: _____________________
                            David Blechman


AGREED AND ACCEPTED:

TLG LABORATORIES HOLDING CORP.

/s/ Ross Blechman
________________________
By:  Ross Blechman
Its: President

                                   EXHIBIT A

                                     PLANS


     Medical Insurance (Oxford Health Plans (NY), Inc.)
     Dental Insurance (Connecticut General Life Insurance Company - Policy
      2100864-01)
     Twin Laboratories Inc. XS Executive Medical Insurance Plan